Exhibit 99.1

KYNDRYL REPORTS FOURTH QUARTER AND FULL-YEAR 2026 RESULTS

●	Revenues for the quarter ended March 31, 2026 total $3.8 billion, pretax income is $132 million, net income is $17 million, adjusted EBITDA is $688 million, and adjusted pretax income is $162 million
●	Fiscal year 2026 revenues total $15.1 billion, pretax income is $414 million, net income is $198 million, adjusted EBITDA is $2.7 billion, and adjusted pretax income is $581 million
●	Company provides fiscal year 2027 outlook

NEW YORK, May 6, 2026 – Kyndryl (NYSE: KD), a leading provider of mission-critical enterprise technology services, today released financial results for its 2026 fiscal year and the quarter ended March 31, 2026, the fourth quarter of its 2026 fiscal year.

“With our mission-critical engineering expertise, we continue to support our customers’ most complex IT environments while taking disciplined actions to strengthen our business,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter. “Enterprises are turning to Kyndryl for our high-value services across agentic AI, IT modernization, public and private cloud and cybersecurity to help them modernize at scale, strengthen resilience and unlock greater business value.”

“As we move into fiscal 2027, we are focused on consistent execution and improving business fundamentals to drive profitability and cash flow and support our multi-year objectives.”

Results for the Fiscal Year Ended March 31, 2026

For the fiscal year ended March 31, 2026, Kyndryl reported revenues of $15.1 billion, flat on a reported basis year-over-year and a decrease of 3% on a constant currency basis. The Company reported pretax income of $414 million, compared to a pretax income of $435 million in fiscal year 2025. The income tax expense was $215 million, an increase from $184 million in the prior-year period, reflecting a non-recurring, non-cash tax accrual from the refinement of certain tax positions recorded in the fourth quarter, and the jurisdictional mix of our earnings. Net income was $198 million, or $0.85 per diluted share, in the year, compared to net income of $252 million, or $1.05 per diluted share, in the prior year. Cash flow from operations was $948 million, compared to $942 million in fiscal year 2025.

Adjusted pretax income was $581 million, a 21% increase compared to adjusted pretax income of $482 million in the prior-year period. Adjusted net income was $341 million, or $1.46 per diluted share, compared to adjusted net income of $285 million, or $1.19 per diluted share in the prior-year period. Adjusted EBITDA was $2.7 billion, a 6% year-over-year increase. Free cash flow was $406 million in fiscal year 2026, compared to $419 million in fiscal year 2025. See “Non-GAAP Metric Definitions and Reconciliations.”

Signings for fiscal year 2026 were $13.5 billion, including 38 contracts in excess of $50 million led by the United States segment. Among these large deals, more than 30% consisted of new scope and new logos, doubling from approximately 15% in the prior year period. Kyndryl’s signings performance, including new scope over the last few years, better positions the Company to drive toward its multi-year objectives.

Results for the Fiscal Fourth Quarter Ended March 31, 2026

For the fourth quarter, Kyndryl reported revenues of $3.8 billion, a year-over-year decrease of 1% on a reported basis and a year-over-year decrease of 5% in constant currency. The Company reported pretax income of $132 million, a 12% increase compared to pretax income of $118 million in the fourth quarter of fiscal 2025. The income tax expense was $115 million, an increase from $50 million in the prior-year period, reflecting a non-recurring, non-cash tax accrual from the refinement of certain tax positions. Net income was $17 million, or $0.08 per diluted share, in the quarter, compared to net income of $68 million, or $0.28 per diluted share, in the prior-year period. Cash flow from operations was $499 million, compared to $581 million in the fourth quarter of fiscal 2025.

Adjusted pretax income was $162 million, compared to adjusted pretax income of $185 million in the prior-year period. Adjusted net income was $40 million, or $0.18 per diluted share, compared to adjusted net income of $126 million, or $0.52 per diluted share, in the prior-year period. Adjusted EBITDA was $688 million, compared to adjusted EBITDA of $698 million in the prior-year period. Free cash flow was $388 million in the quarter, compared to $353 million in the fourth quarter of fiscal 2025. See “Non-GAAP Metric Definitions and Reconciliations.”

Share Repurchases

The Company repurchased 11.6 million shares of its common stock at a cost of $304 million in fiscal 2026, of which 3.3 million were purchased in the fourth quarter at a cost of $49 million. Since the authorization of its share repurchase program in November 2024, the Company has bought back 14.3 million shares for $398 million, or 6% of its shares outstanding with approximately $302 million of capacity remaining under the program.

Fiscal Year Highlights

●	Hyperscaler-related revenue – In fiscal 2026, Kyndryl recognized $1.9 billion in hyperscaler-related revenue, a 59% increase year-over-year, exceeding its $1.8 billion target for the full year.
●	Kyndryl Consult revenue – In fiscal 2026, Kyndryl Consult revenues were $3.5 billion, a year-over-year increase of 18%, with signings of $4 billion for fiscal 2026.
●	Strong projected margin on signings – Projected pretax margin associated with fiscal 2026 signings was in the high-single-digit range, demonstrating the Company’s ability to build expected profit into its services contracts.
●	Incremental contribution from three-A’s initiatives – The Company’s Advanced Delivery initiative, focused on AI-enabled automation through our Kyndryl Bridge operating platform, and its Accounts initiative to address relationships with substandard margins continued to drive earnings growth and margin expansion in fiscal 2026.
●	Artificial intelligence – During fiscal 2026, the Company launched the Kyndryl Agentic AI Framework, enabling customers to adopt and scale agentic AI across on-premises,

cloud and hybrid environments. Building on this foundation, Kyndryl introduced agentic AI services for workforce readiness, Agentic AI Digital Trust to govern and secure deployments, agentic AI services for the mainframe to accelerate modernization, and most recently launched Agentic Service Management to enable autonomous IT operations at scale.

Fiscal Year 2027 Outlook

Kyndryl is providing the following outlook for its fiscal year 2027:

●	Adjusted pretax income of $600 to $700 million
o	Consistent with our definition of adjusted pretax income since fiscal 2025, this includes workforce rebalancing charges
●	Free cash flow of $400 to $500 million
●	Constant-currency revenue flat to down 2%

See “Non-GAAP Metric Definitions and Reconciliations.”

Earnings Webcast

Kyndryl’s earnings call for the fourth fiscal quarter is scheduled to begin at 8:30 a.m. ET on May 6, 2026. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on May 6, 2026. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is a leading provider of mission-critical enterprise technology services, offering advisory, implementation and managed service capabilities to thousands of customers in more than 60 countries. As the world’s largest IT infrastructure services provider, the Company designs, builds, manages and modernizes the complex information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the outlook and financial objectives in this press release (which does not assume any future acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objectives,” “opportunity,” “plan,” “position,” “predict,” “project,” “should,” “seek,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: failure to attract new customers, retain existing customers or sell services to customers; failure to meet growth and productivity objectives and maintain our capital allocation strategy; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees; impact of economic, geopolitical, public health and other conditions; damage to the Company’s reputation and impact on the Company and our stock price resulting from negative publicity; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; the Company’s ability to refinance maturing debt on favorable terms in a timely manner, or at all, and risks related to the Company’s access to capital and credit markets; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements and changes in laws, regulations and policies in the U.S. and countries where the Company and its customers do business, including with respect to tariffs, taxes and other controls on imports or exports; adverse effects from tax matters; risks related to legal and regulatory claims, suits, investigations, proceedings and other matters, and consequences relating thereto; the Company’s ability to remediate, and the timing and costs related to the remediation of, material weaknesses in internal control over financial reporting, as well as the Company’s ability to maintain effective controls in the future; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025 and quarterly report on Form 10-Q for the quarter ended December 31, 2025, as such factors may be updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. Forecasted amounts are based on currency exchange rates as of April 2026.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin, net debt, free cash flow, adjusted free cash flow and adjusted operating cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions and additional information about our calculation of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
investors@kyndryl.com

Media Contact:
press@kyndryl.com

Table 1

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2026	2025	2026	2025
Revenues	$3,769	$3,800	$15,092	$15,057

Cost of services	$2,920	$2,975	$11,803	$11,914
Selling, general and administrative expenses	678	640	2,654	2,591
Workforce rebalancing charges	(1)	23	60	114
Transaction-related costs (benefits)	3	2	41	(125)
Interest expense	29	23	89	100
Other expense (income)	8	18	32	27
Total costs and expenses	$3,637	$3,682	$14,678	$14,622

Income before income taxes	$132	$118	$414	$435
Provision for income taxes	115	50	215	184
Net income	$17	$68	$198	$252

Earnings per share data
Basic earnings per share	$0.08	$0.30	$0.87	$1.09
Diluted earnings per share	0.08	0.28	0.85	1.05

Weighted-average basic shares outstanding	224.8	231.4	228.3	231.5
Weighted-average diluted shares outstanding	228.0	241.7	233.8	239.1

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended March 31,		Year-over-Year Growth
			As	Constant
Segment Results	2026	2025	Reported	Currency
Revenue
United States	$1,016	$969	5%	5%
Japan	556	605	(8%)	(5%)
Principal Markets	1,281	1,273	1%	(7%)
Strategic Markets	916	953	(4%)	(12%)
Total revenue	$3,769	$3,800	(1%)	(5%)
Adjusted EBITDA
United States	$239	$228
Japan	122	102
Principal Markets	206	231
Strategic Markets	147	161
Corporate and other	(26)	(24)
Total adjusted EBITDA	$688	$698

	Year Ended March 31,		Year-over-Year Growth
			As	Constant
Segment Results	2026	2025	Reported	Currency
Revenue
United States	$3,784	$3,876	(2%)	(2%)
Japan	2,284	2,358	(3%)	(4%)
Principal Markets	5,399	5,206	4%	(2%)
Strategic Markets	3,625	3,617	0%	(5%)
Total revenue	$15,092	$15,057	0%	(3%)
Adjusted EBITDA
United States	$835	$725
Japan	486	390
Principal Markets	834	886
Strategic Markets	622	606
Corporate and other	(105)	(90)
Total adjusted EBITDA	$2,672	$2,516

	March 31,	March 31,
Balance Sheet Data	2026	2025
Cash and equivalents	$2,623	$1,786
Debt (short-term and long-term)	4,089	3,172

Table 3

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Year Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$198	$252
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	762	660
Depreciation of right-of-use assets	289	327
Amortization of transition costs and prepaid software	1,239	1,278
Amortization of capitalized contract costs	458	420
Amortization of acquisition-related intangible assets	27	30
Stock-based compensation	64	100
Deferred taxes	(24)	(1)
Net (gain) loss on asset sales and other	115	(152)
Change in operating assets and liabilities:
Right-of-use assets and liabilities (excluding depreciation)	(330)	(314)
Workforce rebalancing liabilities	(19)	(25)
Current accounts receivable	84	284
Lease and other receivables	(212)	5
Accounts payable	(93)	(89)
Taxes	107	(1)
Deferred transition costs and prepaid software (excluding amortization)[1]	(2,189)	(1,338)
Capitalized contract costs (excluding amortization)	(444)	(425)
Other assets and other liabilities[1]	916	(71)
Net cash provided by operating activities	$948	$942

Cash flows from investing activities:
Capital expenditures	$(608)	$(605)
Proceeds from disposition of property and equipment	65	83
Acquisitions and divestitures, net of cash acquired	1	139
Other investing activities, net	(19)	(20)
Net cash used in investing activities	$(561)	$(404)

Cash flows from financing activities:
Debt repayments	$(146)	$(148)
Proceeds from borrowings under the revolving credit facility	1,000	—
Common stock repurchases	(304)	(93)
Common stock repurchases for tax withholdings	(94)	(45)
Other financing activities, net	1	—
Net cash provided by (used in) financing activities	$457	$(286)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(9)	$(16)
Net change in cash, cash equivalents and restricted cash	$836	$235

Cash, cash equivalents and restricted cash at beginning of period	$1,789	$1,554
Cash, cash equivalents and restricted cash at end of period	$2,626	$1,789

Supplemental data
Income taxes paid, net of refunds received	$151	$149
Interest paid on debt	$115	$119

1 Includes $826 million non-cash offsetting increases in deferred costs and other liabilities related to an extended and amended multi-year software license in the year ended March 31, 2026.

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward. Moreover, we use certain of these non-GAAP financial metrics in measuring performance under our executive compensation plans.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted earnings per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Free cash flow is defined as cash flows from operating activities (GAAP), less net capital expenditures. Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments (collectively referred to as adjusted operating cash flow), less net capital expenditures. Management uses free cash flow and adjusted free cash flow as measures to evaluate our operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe these metrics are useful supplemental financial measures to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Free cash flow, adjusted free cash flow and adjusted operating cash flow are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP. As part of the Company’s ongoing cash and commercial management strategy with customers and suppliers and as previously disclosed, the Company’s standard practice since the time of the Company’s spin-off from International Business Machines Corporation is to actively manage the Company’s working capital, including accounts receivables and accounts payables. This includes optimizing payment terms and conditions, accelerating certain cash receipts and delaying certain cash payments (including deferring vendor payments quarter to quarter), and undertaking other discretionary cash and working capital management initiatives. The magnitude of these practices (including deferrals) has varied from quarter to quarter and impacted the Company’s cash flows (and related non-GAAP financial measure of adjusted free cash flow), including positively in certain periods. The effects of these practices have been and are reflected in the Company’s accounts payable, accounts receivable and cash flow balance, which are accounted for in accordance with GAAP. The Company’s working capital and cash flows have also reflected the impact of accrued contract costs in certain periods due to the timing of vendor billings. The Company may, from time to time, revise or adapt the Company’s cash and working capital management practices as it deems appropriate. Free cash flow, adjusted free cash flow, adjusted operating cash flow for the three and twelve months ended March 31, 2026 and 2025, as well as the free cash flow guidance and adjusted free cash flow targets included in this press release or the Company's other earnings materials, reflect the historical and expected application of these practices.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings to monitor the performance of the business, as a measure of customer engagement and our ability to drive growth.

Reconciliation of net income
to adjusted pretax income,
adjusted EBITDA, adjusted net	Three Months Ended		Year Ended
income and adjusted EPS	March 31,		March 31,
(in millions, except per share amounts)	2026	2025	2026	2025
Net income (GAAP)	$17	$68	$198	$252
Provision for income taxes	115	50	215	184
Pretax income (GAAP)	$132	$118	$414	$435
Charges related to ceasing to use leased/fixed assets and lease terminations	—	19	—	48
Transaction-related costs (benefits)[1]	3	2	41	(125)
Stock-based compensation expense (benefit)	(10)	22	64	100
Amortization of acquisition-related intangible assets	7	7	27	30
Other adjustments[2]	30	17	36	(6)
Adjusted pretax income (non-GAAP)	$162	$185	$581	$482
Interest expense	29	23	89	100
Depreciation of property, equipment and capitalized software	185	186	762	656
Amortization of transition costs and prepaid software	312	304	1,239	1,278
Adjusted EBITDA (non-GAAP)	$688	$698	$2,672	$2,516
Net income margin	0.5%	1.8%	1.3%	1.7%
Adjusted EBITDA margin	18.3%	18.4%	17.7%	16.7%

Adjusted pretax income (non-GAAP)	$162	$185	$581	$482
Provision for income taxes (GAAP)	(115)	(50)	(215)	(184)
Tax effect of non-GAAP adjustments	(7)	(9)	(25)	(14)
Adjusted net income (non-GAAP)	$40	$126	$341	$285
Diluted weighted average shares outstanding for calculating adjusted EPS	228.0	241.7	233.8	239.1

Diluted earnings per share (GAAP)	$0.08	$0.28	$0.85	$1.05
Adjusted earnings per share (non-GAAP)	$0.18	$0.52	$1.46	$1.19

1 Kyndryl’s reported results for the year ended March 31, 2025 include a transaction-related gain of $145 million pretax ($138 million after-tax) related to the Company’s divestiture of its Securities Industry Services platform in Canada. Kyndryl’s reported results for the year ended March 31, 2026 include a transaction-related loss of $38 million pretax ($28 million after-tax) related to an interim arbitration decision on a pre-spin (2006) matter.

2 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and benefits, and currency impacts of highly inflationary countries.

	Three Months Ended		Year Ended
Reconciliation of cash flows from operations	March 31,		March 31,
to free cash flow (in millions)	2026	2025	2026	2025
Cash flows from operating activities (GAAP)	$499	$581	$948	$942
Less: Net capital expenditures[1]	(111)	(228)	(543)	(522)
Free cash flow (non-GAAP)[2]	$388	$353	$406	$419

[1]	Net capital expenditures consists of capital expenditures less proceeds from dispositions of property and equipment.
[2]	See “Non-GAAP Metric Definitions and Reconciliations” for more information about our calculation of free cash flow.

Reconciliation of cash flows from operations	Year Ended
to adjusted operating cash flow and	March 31,
adjusted free cash flow (in millions)	2026	2025
Cash flows from operating activities (GAAP)	$948	$942
Plus: Transaction-related payments (benefits)	2	(14)
Plus: Workforce rebalancing payments related to charges incurred prior to March 31, 2024	—	25
Plus: Significant litigation payments	12	15
Adjusted operating cash flow (non-GAAP)[1]	$963	$968
Less: Net capital expenditures	(543)	(522)
Adjusted free cash flow (non-GAAP)[1]	$420	$446

[1]	See “Non-GAAP Metric Definitions and Reconciliations” for more information about our calculation of adjusted operating cash flow and adjusted free cash flow.

	Three Months Ended		Year Ended
	March 31,		March 31,
Signings (in billions)	2026	2025	2026	2025
Signings[1]	$3.6	$5.5	$13.5	$18.2

[1]	Currency movements favorably impacted the year‑over‑year change by approximately two points in the three‑ and twelve‑month periods ended March 31, 2026, respectively.